Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
I hereby consent to the incorporation by reference in the Registration Statements on Form 10-K dated July 14, 2016, of GrowBlox Sciences, Inc. of my report dated June 29, 2015, relating to the consolidated financial statements as of and for the year ended March 31, 2015, which appear in this Form 10-K. My report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.
/s/ L J Sullivan Certified Public Accountant, LLC
L J Sullivan Certified Public Accountant, LLC
Miami, Fl
July 14, 2016